Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

FOX REPORTS FOURTH QUARTER FISCAL 2020

NET INCOME OF $145 MILLION, EARNINGS PER SHARE OF $0.20,

ADJUSTED EBITDA OF $742 MILLION AND

ADJUSTED EARNINGS PER SHARE OF $0.62

FOX REPORTS FULL YEAR FISCAL 2020

NET INCOME OF $1.06 BILLION, EARNINGS PER SHARE OF $1.62,

ADJUSTED EBITDA OF $2.78 BILLION AND

ADJUSTED EARNINGS PER SHARE OF $2.48

NEW YORK, NY, August 4, 2020 – Fox Corporation (Nasdaq: FOXA, FOX; “FOX” or the “Company”) today reported financial results for the three months and twelve months ended June 30, 2020.

Commenting on the results, Executive Chairman and Chief Executive Officer Lachlan Murdoch said:

“FOX delivered strong results for the fourth quarter and full fiscal year, even in spite of the unprecedented environment in which we all continue to operate, underscoring the strength of our brands and content offering. We continue to expand the way audiences interact and connect with our brands while simultaneously diversifying and enhancing our revenue base. We entered the COVID-19 crisis on sound operational and financial footing and we expect to emerge from this pandemic more competitive, more focused and even more strongly positioned to deliver value for our viewers, partners and shareholders in the years ahead.”

FOURTH QUARTER COMPANY RESULTS

The Company reported total quarterly revenues of $2.42 billion, a 4% decrease from the $2.51 billion of revenues reported in the prior year quarter, as growth in affiliate revenues was more than offset by declines in advertising revenues. Affiliate revenues increased 8% led by 22% growth at the Television segment. Advertising revenues decreased 22% due to lower local advertising revenues at the FOX Television Stations, fewer live events at FOX Sports and fewer hours of scripted programming at FOX Entertainment, primarily as a result of Coronavirus Disease 2019 (“COVID-19”).

Quarterly net income decreased to $145 million from the $465 million in the prior year quarter, primarily due to higher impairment and restructuring charges, partially offset by lower operating expenses. The increase in impairment and restructuring charges primarily reflects the negotiated settlement to exit the Company’s rights agreement with the U.S. Golf Association (“USGA”). The decrease in operating expenses primarily reflects lower programming rights amortization due to COVID-19. Quarterly net income attributable to Fox Corporation stockholders decreased to $122 million ($0.20 per share) compared to $454 million ($0.73 per share) in the prior year quarter.

Quarterly Adjusted EBITDA1 of $742 million was 5% higher than the $709 million in the prior year quarter, as higher contributions at the Cable Network Programming segment were partially offset by lower contributions at the Television segment. Adjusted net income attributable to Fox Corporation stockholders2 decreased to $375 million ($0.62 per share) from the $389 million ($0.62 per share) adjusted result in the prior year quarter.

[1]	Adjusted EBITDA is considered a non-GAAP financial measure. See Note 1 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.
[2]

Excludes net income effects of Impairment and restructuring charges, adjustments to Equity (losses) earnings of affiliates, Other, net and tax provision adjustments. See Note 2 for a description of adjusted net income and adjusted earnings per share attributable to Fox Corporation stockholders, which are considered non-GAAP financial measures, and a reconciliation of reported net income and earnings per share attributable to Fox Corporation stockholders to adjusted net income and adjusted earnings per share attributable to Fox Corporation stockholders.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

FULL YEAR COMPANY RESULTS

The Company reported total full year revenues of $12.30 billion, an 8% increase from the $11.39 billion of revenues reported in the prior year. The increase in revenues was attributable to gains in all revenue categories with growth principally driven by the Television segment. The increase in revenues also reflects the operation of the FOX Studio Lot for third parties and the consolidation of Credible Labs Inc. at the Other, Corporate and Eliminations segment.

Full year net income decreased to $1.06 billion from the $1.64 billion in the prior year, primarily due to higher operating expenses, higher impairment and restructuring charges and higher selling, general and administrative expenses. The increase in operating expenses primarily reflects higher programming rights amortization and production costs, including the Company’s broadcast of Super Bowl LIV. The increase in impairment and restructuring charges primarily reflects the negotiated settlement to exit the Company’s rights agreement with the USGA. The increase in selling, general and administrative expenses primarily reflects higher costs related to FOX operating as a standalone public company following the Distribution3 in the third quarter of 2019. Net income attributable to Fox Corporation stockholders decreased to $1.00 billion ($1.62 per share) compared to $1.60 billion ($2.57 per share) in the prior year.

Adjusted EBITDA of $2.78 billion was 4% higher than the $2.68 billion in the prior year, as higher contributions at the Cable Network Programming segment were partially offset by lower contributions at the Television segment and the Other, Corporate and Eliminations segment, the latter of which primarily reflects higher costs related to FOX operating as a standalone public company following the Distribution in the third quarter of 2019. Adjusted net income attributable to Fox Corporation stockholders decreased to $1.53 billion ($2.48 per share) from the $1.64 billion ($2.63 per share) adjusted result in the prior year.

[3]

On March 19, 2019, the Company became a standalone publicly traded company through the pro rata distribution by Twenty-First Century Fox, Inc. (now known as TFCF Corporation) (“21CF”) of all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders that were subsidiaries of 21CF) (the “Distribution”). See page 6 for additional detail.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

REVIEW OF OPERATING RESULTS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

	$ Millions
Revenues by Component:

Affiliate fee	$1,519	$1,410	$5,908	$5,512

Advertising	712	918	5,333	5,056

Other	187	185	1,062	821

Total revenues	$2,418	$2,513	$12,303	$11,389

Segment Revenues:

Cable Network Programming	$1,271	$1,299	$5,492	$5,381

Television	1,113	1,183	6,661	5,979

Other, Corporate and Eliminations	34	31	150	29

Total revenues	$2,418	$2,513	$12,303	$11,389

Segment EBITDA:

Cable Network Programming	$674	$602	$2,706	$2,495

Television	169	214	430	470

Other, Corporate and Eliminations	(101)	(107)	(357)	(284)

Adjusted EBITDA[4]	$742	$709	$2,779	$2,681

4 Adjusted EBITDA is considered a non-GAAP financial measure. See Note 1 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

CABLE NETWORK PROGRAMMING

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

	$ Millions

Revenues

Affiliate fee	$968	$959	$3,870	$3,804

Advertising	269	291	1,164	1,184

Other	34	49	458	393

Total revenues	1,271	1,299	5,492	5,381

Operating expenses	(450)	(581)	(2,316)	(2,477)

Selling, general and administrative	(152)	(125)	(494)	(447)

Amortization of cable distribution investments	5	9	24	38

Segment EBITDA	$674	$602	$2,706	$2,495

Three Months Ended June 30, 2020

Cable Network Programming reported quarterly segment revenues of $1.27 billion, a decrease of $28 million or 2% from the amount reported in the prior year quarter, as lower advertising and other revenues were partially offset by higher affiliate revenues. Advertising revenues decreased $22 million or 8%, primarily due to the postponement of live events at FS1 as a result of COVID-19, partially offset by higher advertising revenues at FOX News Media. Other revenues decreased $15 million or 31%, primarily due to lower revenues at FOX Sports as a result of COVID-19, partially offset by higher revenues at FOX News Media. Affiliate revenues increased $9 million or 1% as contractual price increases, including the impact of distribution agreement renewals, were partially offset by net subscriber declines.

Cable Network Programming reported quarterly segment EBITDA of $674 million, an increase of $72 million or 12% from the amount reported in the prior year quarter, primarily due to lower expenses. The decrease in expenses was primarily due to lower programming rights amortization and production costs at FS1 due to the postponement of live events as a result of COVID-19 and the absence of the FIFA Women’s World Cup in the current year quarter, partially offset by the write-down of certain sports programming rights and increased digital investment and newsgathering costs at FOX News Media.

Twelve Months Ended June 30, 2020

Cable Network Programming reported full year segment revenues of $5.49 billion, an increase of $111 million or 2% from the amount reported in the prior year, as higher affiliate and other revenues were partially offset by lower advertising revenues. Affiliate revenues increased $66 million or 2% as contractual price increases, including the impact of distribution agreement renewals, were partially offset by net subscriber declines. Other revenues increased $65 million or 17%, primarily due to higher sublicensing revenues and the addition of pay-per-view boxing content at FOX Sports and higher revenues at FOX News Media. Advertising revenues decreased $20 million or 2%, primarily due to the postponement of live events at FS1 as a result of COVID-19, fewer FIFA World Cup matches at FOX Sports compared to the prior year and the absence of Ultimate Fighting Championship (“UFC”) content in the current year, partially offset by higher digital advertising revenues at FOX News Media.

Cable Network Programming reported full year segment EBITDA of $2.71 billion, an increase of $211 million or 8% from the amount reported in the prior year, primarily due to the revenue increases noted above and lower expenses. The decrease in expenses primarily reflects lower programming rights amortization and production costs at FS1, reflecting the postponement of live events as a result of COVID-19, the absence of UFC content in the current year and fewer FIFA World Cup matches compared to the prior year, partially offset by increased digital investment and newsgathering costs at FOX News Media and the write-down of certain sports programming rights at FOX Sports.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

TELEVISION

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

	$ Millions

Revenues

Advertising	$443	$627	$4,169	$3,872

Affiliate fee	551	451	2,038	1,708

Other	119	105	454	399

Total revenues	1,113	1,183	6,661	5,979

Operating expenses	(724)	(772)	(5,437)	(4,847)

Selling, general and administrative	(220)	(197)	(794)	(662)

Segment EBITDA	$169	$214	$430	$470

Three Months Ended June 30, 2020

Television reported quarterly segment revenues of $1.11 billion, a decrease of $70 million or 6% from the amount reported in the prior year quarter, as lower advertising revenues were partially offset by higher affiliate and other revenues. Advertising revenues decreased $184 million or 29%, primarily as a result of COVID-19, partially offset by the consolidation of Tubi, Inc. (“Tubi”). The COVID-19 impact included a weaker local advertising market at the FOX Television Stations, the postponement of live events at FOX Sports and lower ratings due to fewer hours of scripted programming at FOX Entertainment. Affiliate revenues increased $100 million or 22% due to increases in fees from third-party FOX affiliates and higher average rates per subscriber, partially offset by net subscriber declines at the Company’s owned and operated television stations. Other revenues increased $14 million or 13%, primarily reflecting the consolidation of Bento Box Entertainment, LLC (“Bento Box”), partially offset by lower digital licensing revenues.

Television reported quarterly segment EBITDA of $169 million, a decrease of $45 million or 21% from the amount reported in the prior year quarter, as the lower revenues noted above were partially offset by lower expenses. The decrease in expenses was primarily due to lower programming rights amortization as a result of COVID-19, including the postponement of live events at FOX Sports and fewer hours of scripted programming at FOX Entertainment, and the absence of the FIFA Women’s World Cup in the current year quarter, partially offset by the consolidation of Tubi and Bento Box.

Twelve Months Ended June 30, 2020

Television reported full year segment revenues of $6.66 billion, an increase of $682 million or 11% from the amount reported in the prior year. Affiliate revenues increased $330 million or 19% due to increases in fees from third-party FOX affiliates and higher average rates per subscriber, partially offset by net subscriber declines at the Company’s owned and operated television stations. Advertising revenues increased $297 million or 8%, led by the broadcast of Super Bowl LIV, the airing of two additional MLB World Series games in the current year and the consolidation of Tubi, partially offset by the impact of COVID-19, including a weaker local advertising market at the FOX Television Stations and the postponement of live events at FOX Sports, and fewer FIFA World Cup matches compared to the prior year. The growth in advertising revenues was also negatively impacted by the difficult comparison to the record political advertising revenues generated at the FOX Television Stations during the midterm elections in the prior year. Other revenues increased $55 million or 14%, primarily reflecting the consolidation of Bento Box, partially offset by lower digital licensing revenues.

Television reported full year segment EBITDA of $430 million, a decrease of $40 million or 9% from the amount reported in the prior year, as the revenue increases noted above were more than offset by higher expenses. The increase in expenses primarily reflects higher programming rights amortization and production costs at FOX Sports, including the impact of Super Bowl LIV, contractual annual rights escalators and costs related to the launch of WWE Friday Night SmackDown, as well as the consolidation of Bento Box and Tubi. Partially offsetting the increase in expenses at FOX Sports were fewer FIFA World Cup matches comparted to the prior year and the postponement of live events due to COVID-19.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

DIVIDEND

The Company has declared a dividend of $0.23 per Class A and Class B share. This dividend is payable on October 7, 2020 with a record date for determining dividend entitlements of September 2, 2020.

IMPACT OF COVID-19

The outbreak of the COVID-19 pandemic has resulted in widespread and continuing negative impacts on the macroeconomic environment and disruption to the Company’s business. Weak economic conditions and increased volatility and disruption in the financial markets pose risks to the Company and its business partners, including advertisers whose expenditures tend to reflect overall economic conditions. The COVID-19 pandemic has caused some of the Company’s advertisers (including, in particular, local market advertisers) to reduce their spending, and future declines in the economic prospects of advertisers or the economy in general could negatively impact their advertising expenditures further. Depending on the duration and severity of the recession, it could lead to changes in consumer behavior, including increasing numbers of consumers canceling or foregoing subscriptions to MVPD services, that adversely affect the Company’s affiliate fee and advertising revenues. In addition, the Company’s business depends on the volume and popularity of the content it distributes, particularly sports content. Following the COVID-19 outbreak, sports events to which the Company has broadcast rights have been cancelled or postponed and the production of certain entertainment content the Company distributes has been suspended. Although some of these sports events and productions have resumed or are expected to resume during the first quarter of fiscal 2021, there may be additional content disruptions in the future. Depending on their duration and severity, these disruptions could materially adversely affect the Company’s future advertising revenues and, over a longer period of time, its future affiliate fee revenues. To the extent the pandemic further negatively impacts the Company’s ability to air sports events, particularly MLB, NFL or college sports, it could result in a significantly greater adverse effect on the Company’s business, financial condition or results of operations than the Company has experienced thus far. In addition, shifting sports schedules may negatively impact the Company’s ability to attract viewers and advertisers to its sports and entertainment programming. If there is a significant decline in the Company’s estimated revenues or the expected popularity of its programming, it could lead to a downward revision in the value of, among other things, the Company’s reporting units, indefinite-lived intangible assets, programming rights and long-lived assets and result in a non-cash impairment charge that is material to the Company’s reported net earnings.

DISTRIBUTION

On March 19, 2019, the Company became a standalone publicly traded company through the pro rata distribution by Twenty-First Century Fox, Inc. (now known as TFCF Corporation) (“21CF”) of all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders that were subsidiaries of 21CF) (the “Distribution”) in accordance with the Amended and Restated Distribution Agreement and Plan of Merger, dated as of June 20, 2018, by and between 21CF and 21CF Distribution Merger Sub, Inc. Following the Distribution, approximately 354 million and approximately 266 million shares of the Company’s class A common stock and class B common stock, respectively, began trading independently on The Nasdaq Global Select Market. In connection with the Distribution, the Company entered into the Separation and Distribution Agreement, dated as of March 19, 2019 with 21CF, which effected the internal restructuring (the “Separation”) whereby 21CF transferred to FOX a portfolio of 21CF’s news, sports and broadcast businesses, including FOX News Media (consisting of FOX News and FOX Business), FOX Entertainment, FOX Sports, FOX Television Stations, and sports cable networks FS1, FS2, FOX Deportes and Big Ten Network, and certain other assets, and FOX assumed from 21CF the liabilities associated with such businesses and certain other liabilities. The Separation and the Distribution were effected as part of a series of transactions contemplated by the Amended and Restated Merger Agreement and Plan of Merger, dated as of June 20, 2018, by and among 21CF, The Walt Disney Company (“Disney”) and certain subsidiaries of Disney, pursuant to which, among other things, 21CF became a wholly-owned subsidiary of Disney.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

BASIS OF PRESENTATION

The Consolidated Financial Statements of the Company have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

The Company’s financial statements as of and for the three and twelve months ended June 30, 2020 and 2019 are presented on a consolidated basis. The Company’s Consolidated Financial Statements for the three and twelve months ended June 30, 2020 and for the three months ended June 30, 2019 reflect the Company’s results of operations and cash flows as a standalone company, and the Company’s Consolidated Balance Sheets as of June 30, 2020 and 2019 consist of the Company’s consolidated balances.

Prior to the Distribution, which occurred on March 19, 2019, the Company’s financial statements were derived from the consolidated financial statements and accounting records of 21CF. The Consolidated Statement of Operations for the twelve months ended June 30, 2019 include, for the periods prior to March 19, 2019, allocations for certain support functions that were provided on a centralized basis within 21CF prior to the Distribution and not recorded at the business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF did not routinely allocate these costs to any of its business units. These expenses were allocated to FOX on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. Management believes the assumptions underlying the Consolidated Financial Statements, including the assumptions regarding allocating general corporate expenses from 21CF, are reasonable. Nevertheless, the Consolidated Financial Statements for the twelve months ended June 30, 2019 may not include all of the actual expenses that would have been incurred by FOX and may not reflect FOX’s consolidated results of operations and cash flows had it been a standalone company during the entirety of the period presented. Actual costs that would have been incurred if FOX had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Consolidated Statement of Operations includes corporate allocations of approximately $270 million for the twelve months ended June 30, 2019 in Selling, general and administrative expenses.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s businesses, including the impact of COVID-19 and other widespread health emergencies or pandemics and measures to contain their spread. More detailed information about these factors is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC on August 9, 2019, and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

To access a copy of this press release through the Internet, access Fox Corporation’s corporate website located at http://www.foxcorporation.com.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

CONTACTS

Joe Dorrego, Investor Relations	Megan Klein, Press Inquiries
212-852-7856	310-369-1363

Dan Carey, Investor Relations 212-852-7955

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

	$ Millions, except per share amounts

Revenues	$2,418	$2,513	$12,303	$11,389

Operating expenses	(1,187)	(1,358)	(7,807)	(7,327)

Selling, general and administrative	(494)	(455)	(1,741)	(1,419)

Depreciation and amortization	(94)	(60)	(258)	(212)

Impairment and restructuring charges	(442)	(12)	(451)	(26)

Interest expense	(100)	(91)	(369)	(203)

Interest income	2	22	35	41

Other, net	97	97	(248)	(19)

Income before income tax expense	200	656	1,464	2,224

Income tax expense	(55)	(191)	(402)	(581)

Net income	145	465	1,062	1,643

Less: Net income attributable to noncontrolling interests	(23)	(11)	(63)	(48)

Net income attributable to Fox Corporation stockholders	$122	$454	$999	$1,595

Weighted average shares:	609	624	616	621

Net income attributable to Fox Corporation stockholders per share:	$0.20	$0.73	$1.62	$2.57

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	June 30, 2019

Assets:	$ Millions

Current assets:

Cash and cash equivalents	$4,645	$3,234

Receivables, net	1,888	1,967

Inventories, net	856	1,129

Other	97	148

Total current assets	7,486	6,478

Non-current assets:

Property, plant and equipment, net	1,498	1,313

Intangible assets, net	3,198	2,851

Goodwill	3,409	2,691

Deferred tax assets	4,358	4,651

Other non-current assets	1,801	1,525

Total assets	$21,750	$19,509

Liabilities and Equity:

Current liabilities:

Accounts payable, accrued expenses and other current liabilities	$1,906	$1,712

Non-current liabilities:

Borrowings	7,946	6,751

Other liabilities	1,482	899

Redeemable noncontrolling interests	305	189

Commitments and contingencies

Equity:

Class A common stock, $0.01 par value	3	4

Class B common stock, $0.01 par value	3	3

Additional paid-in capital	9,831	9,891

Retained earnings	674	357

Accumulated other comprehensive loss	(417)	(308)

Total Fox Corporation stockholders’ equity	10,094	9,947

Noncontrolling interests	17	11

Total equity	10,111	9,958

Total liabilities and equity	$21,750	$19,509

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2020	2019

	$ Millions

Operating Activities:

Net income	$1,062	$1,643

Adjustments to reconcile net income to cash provided by operating activities

Depreciation and amortization	258	212

Amortization of cable distribution investments	24	38

Impairment and restructuring charges, net of termination payments	133	26

Equity-based compensation	137	36

Other, net	248	19

Deferred income taxes	283	386

Change in operating assets and liabilities, net of acquisitions and dispositions

Receivables and other assets	345	(166)

Inventories net of program rights payable	181	197

Accounts payable and other liabilities	(306)	133

Net cash provided by operating activities	2,365	2,524

Investing Activities:

Property, plant and equipment	(359)	(235)

Acquisitions, net of cash acquired	(1,061)	-

Sale of investments	349	-

Purchase of investments	(103)	(338)

Other investing activities, net	74	(64)

Net cash used in investing activities	(1,100)	(637)

Financing Activities:

Borrowings	1,191	6,750

Net transfers to Twenty-First Century Fox, Inc.	-	(1,233)

Net dividend paid to Twenty-First Century Fox, Inc.	-	(6,500)

Repurchase of shares	(600)	-

Dividends paid and distributions	(335)	(188)

Other financing activities, net	(110)	18

Net cash provided by (used in) financing activities	146	(1,153)

Net increase in cash and cash equivalents	1,411	734

Cash and cash equivalents, beginning of year	3,234	2,500

Cash and cash equivalents, end of year	$4,645	$3,234

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

NOTE 1 – ADJUSTED EBITDA

Beginning with the announcement of the Company’s financial results for the first quarter of fiscal 2020, the Company has renamed as “Adjusted EBITDA” the measure that it had previously referred to as “Total Segment EBITDA” and, prior to the announcement of the Company’s financial results for the third quarter of fiscal 2019, as “Total Segment OIBDA.” The definition of this measure has not changed: Adjusted EBITDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Adjusted EBITDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Interest income, Other, net and Income tax expense.

Management believes that information about Adjusted EBITDA assists all users of the Company’s Consolidated Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Adjusted EBITDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Adjusted EBITDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences and the impact of COVID-19).

Adjusted EBITDA is considered a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles net income to Adjusted EBITDA for the three and twelve months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

	$ Millions

Net income	$145	$465	$1,062	$1,643

Add:

Amortization of cable distribution investments	5	9	24	38

Depreciation and amortization	94	60	258	212

Impairment and restructuring charges	442	12	451	26

Interest expense	100	91	369	203

Interest income	(2)	(22)	(35)	(41)

Other, net	(97)	(97)	248	19

Income tax expense	55	191	402	581

Adjusted EBITDA	$742	$709	$2,779	$2,681

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The Company uses net income and earnings per share (“EPS”) attributable to Fox Corporation stockholders excluding net income effects of Impairment and restructuring charges, adjustments to Equity (losses) earnings of affiliates, Other, net, and tax provision adjustments (“Adjusted Net Income” and “Adjusted EPS” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies. Adjusted Net Income and Adjusted EPS are not measures of performance under GAAP and should be considered in addition to, and not as substitutes for, net income attributable to Fox Corporation stockholders and EPS as reported in accordance with GAAP. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to management, investors and equity analysts to assist in their analysis of the Company’s performance relative to prior periods and the Company’s competitors.

The following table reconciles net income and EPS attributable to Fox Corporation stockholders to Adjusted Net Income and Adjusted EPS for the three months ended June 30, 2020 and 2019:

	Three Months Ended
	June 30, 2020		June 30, 2019
	Income	EPS	Income	EPS

	$ Millions, except per share data

Net income	$145		$465

Less: Net income attributable to noncontrolling interests	(23)		(11)

Net income attributable to Fox Corporation stockholders	$122	$0.20	$454	$0.73

Impairment and restructuring charges	442	0.73	12	0.02

Other, net[5]	(101)	(0.17)	(100)	(0.16)

Tax provision	(88)	(0.14)	23	0.04

Rounding	-	-	-	(0.01)

As adjusted	$375	$0.62	$389	$0.62

5 Other, net presented above excludes equity losses of affiliates.

EARNINGS RELEASE FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2020

The following table reconciles net income and EPS attributable to Fox Corporation stockholders to Adjusted Net Income and Adjusted EPS for the twelve months ended June 30, 2020 and 2019:

	Twelve Months Ended
	June 30, 2020		June 30, 2019
	Income	EPS	Income	EPS

	$ Millions, except per share data

Net income	$1,062		$1,643

Less: Net income attributable to noncontrolling interests	(63)		(48)

Net income attributable to Fox Corporation stockholders	$999	$1.62	$1,595	$2.57

Impairment and restructuring charges	451	0.73	26	0.04

Other, net[6]	231	0.38	15	0.02

Tax provision	(153)	(0.25)	(1)	-

As adjusted	$1,528	$2.48	$1,635	$2.63

6 Other, net presented above excludes equity losses of affiliates.